POWER OF ATrORNEY


To be filed with the United States Securities and Exchange Commission

              7 A~
The /indersigned, Mary 0. Mundinger, of UnitedHeajth Group incorporated, her4y authorizes and designates Dannette L. Smith, Deputy General Counsel and Secretary, and Forrest G. Burke, Acting General Counsel, to sign on her behalf any Forms 3, 4 or 5 required to be filed with the Securities and Exchange Commission at any date following the date hereof. The undersigned also revokes all previous powers of attorney to sign on her behalf any Forms 3, 4 or 5 as of the date hereof,

This Power of Attorney shall remain in effect until specifically revoked by the undersigned.
         Date: 10/3 1       , 2006


                                       ~J4 ~L4~
                                                 Mary 0. Mundinger